NEWS RELEASE	Investor Contact:
Lisa Mayr
For immediate release	Senior Vice President
September 18, 2008	Investor Relations
(703) 744-1787

Sunrise Announces Date and Location of its 2008 Annual Meeting of Stockholders

MCLEAN, VIRGINIA - Sunrise Senior Living, Inc. (NYSE: SRZ) today announced that its 2008 annual meeting of stockholders (the “Annual Meeting”) will be held on November 13, 2008, at 9:00 a.m., local time, at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia. Stockholders of record at the close of business on September 19, 2008 will be entitled to notice of and to vote at the Annual Meeting. The Company will mail its definitive proxy materials to its stockholders prior to the Annual Meeting.

Matters to be considered at the Annual Meeting include the election of three directors, the de-staggering of the Board and related amendments to the Company’s certificate of incorporation and approval of a new stock compensation plan.

This announcement constitutes public disclosure of the date of the Annual Meeting for purposes of Section 2.12 and Section 3.8 of the Company’s bylaws. In accordance with these provisions of Company's bylaws, written notice of any business to be brought by any stockholder at the Annual Meeting and any stockholder nominations of persons for election to the Company's Board of Directors at the Annual Meeting must be delivered to, or mailed to and received by, the Secretary of the Company at its principal executive office located at 7902 Westpark Drive, McLean, Virginia 22102, no later than October 3, 2008. The Company's bylaws further specify the procedures to be followed and the information to be furnished by any stockholder in order to bring business before, or to make nominations of directors at, the Annual Meeting. A copy of the Company’s bylaws may be obtained from the Secretary of the Company by submitting a request to Sunrise Senior Living, Inc., 7902 Westpark Drive, McLean, Virginia 22102. Attention: Secretary, Phone: (703) 273-7500. A copy of the bylaws is also included as an exhibit to a Form 8-K filed by the Company with the Securities and Exchange Commission on March 18, 2008.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the Company has established the close of business on October 3, 2008 for receipt by the Company of any stockholder proposals submitted under Rule 14a-8 for inclusion in the Company’s proxy materials for the Annual Meeting. Such proposals must be delivered to the Secretary of the Company at the following address: Sunrise Senior Living, Inc., 7902 Westpark Drive, McLean, Virginia 22102. Attention: Secretary. The Company recommends that such proposals be sent by certified mail, return receipt requested. Such proposals also will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of June 30, 2008, Sunrise operated 445 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for approximately 55,000 residents. At quarter end, Sunrise also had 36 communities under construction in these countries with a combined capacity for 4,600 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.